UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2010
COGDELL SPENCER INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina	28209

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 13, 2010, Cogdell Spencer Inc. (the “Company”) and Cogdell Spencer LP, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), entered into an equity distribution agreement with Citigroup Global Markets Inc. and KeyBanc Capital Markets Inc., as sales agents and/or principals (the “Agents”). Pursuant to the terms of the equity distribution agreement, the Company may sell shares of the Company’s common stock having an aggregate offering price of up to $40,000,000 from time to time through the Agents. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, in block transactions, or as otherwise agreed with the Agents. The Company will pay each of the Agents a commission equal to 2% of the gross sales price per share of shares sold through it as agent under the equity distribution agreement.
The Company intends to use the net proceeds from any sales of shares of common stock pursuant to this offering for working capital purposes, which may include acquisitions, development and redevelopment projects and repayment and refinancing of debt, including borrowings under the Company’s revolving credit facility and term facility. The Company has not identified which, if any, debt it would repay or refinance at this time.
The Agents are not required to sell any specific number or dollar amount of shares of the Company’s common stock but will use their commercially reasonable efforts, as agents and subject to the terms of the equity distribution agreement, to sell the shares pursuant to this offering, as instructed by the Company.
The preceding description is qualified in its entirety by reference to the equity distribution agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.
1.1     Equity Distribution Agreement dated August 13, 2010
5.1     Opinion of Clifford Chance US LLP with respect to the legality of the common stock being registered
23.1   Consent of Clifford Chance US LLP (contained in Exhibit 5.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: August 17, 2010